Eastman Updates Full-Year 2017 Earnings Expectations
Including Preliminary Expectations of Impact of Kingsport Operational Incident

KINGSPORT, Tenn., October 9, 2017 - Eastman Chemical Company [NYSE:EMN] today updated full-year 2017 earnings expectations, including preliminary expectations of the impact of an operational incident at its Kingsport manufacturing facility.

Regarding full-year 2017 earnings expectations, underlying business conditions in the third quarter were strong across the company and are expected to continue into the fourth quarter. In addition, the financial impact of recent hurricanes in the U.S. is expected to be neutral, with varying impacts by segment. As a result, the company expects to be toward the high end of the previously projected range of 10 to 12 percent adjusted EPS growth in 2017 compared with 2016 excluding the financial impact of the Kingsport operational incident.

On October 4, 2017, the company had an operational incident in the Kingsport site’s coal gasification operations area. There were no serious injuries and no impact to human health or the environment. All areas of the manufacturing facility are returning to normal operations except coal gasification operations. The company is putting alternate processes in place to maintain operations of all downstream derivative facilities of coal gasfication as repairs are being made. While the company continues to assess the financial impact of the incident including the applicability of property and business interruption insurance, the incident is preliminarily expected to impact operating earnings by between $50 and $100 million, mostly in fourth quarter 2017.

“The Eastman team responded decisively and with great professionalism to both the operational incident and the recent hurricanes,” said Mark Costa, Board Chair and CEO. “These hallmarks of Eastman’s culture are enabling us to begin the process of safely and expeditiously returning to normal operations. We are committed to being a reliable supplier and we greatly appreciate the support of our customers through these events. We also deeply appreciate the support we have received from first responders, our local communities, and many others.”

Forward-Looking Statements and Non-GAAP Financial Measures

This news release includes forward-looking statements concerning current expectations. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are detailed in this release and in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2017, which are available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Adjusted earnings for 2016 and first six months 2017 referenced in this release exclude certain non-core items, and first six months 2017 adjusted earnings per share is calculated with an adjusted tax rate that is the forecasted full-year 2017 tax rate and adjusted first six months 2016 earnings per share is calculated with an adjusted tax rate that excludes the provision for income taxes for non-core items. Reconciliations to the most directly comparable GAAP financial measures and other associated disclosures, including a description of the excluded and adjusted items, are available in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Forms 10-K and 10-Q filed with the SEC for the periods for which the non-GAAP financial measures are presented. The full-year 2017 projected earnings exclude any non-core, unusual, or non-recurring items in the last six months of 2017 and assumes that the adjusted tax rate for first six months 2017 will be the actual tax rate for full-year 2017. The company’s 2017 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and the company accordingly is unable to reconcile projected full-year 2017 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Third-Quarter 2017 Financial Results Disclosure Conference Call and Webcast Information

Eastman will publicly disclose its third-quarter 2017 financial results by press release and SEC Form 8-K on Oct. 26, 2017 after 4:30 p.m. ET, and will host a conference call with industry analysts on Oct. 27, 2017 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 719-325-2213, passcode number 9289488. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, Oct. 27 to 11:00 a.m. ET, Nov. 6 at 888-203-1112 or 719-457-0820, passcode 9289488.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2016 revenues of approximately $9.0 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com